  Exhibit 99.1

Zoom Telephonics Reports $9 Million Sales and $346 Thousand Net Income for Q3 2018
Company to Host Conference Call on Thursday, November 1, 2018 at 4:30 p.m. ET

Boston, MA, November 1, 2018 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) (the “Company”), a leading producer of cable modems and other communication products, today reported financial results for its 2018 third quarter ended September 30, 2018.

2018 Third Quarter Financial Highlights (comparisons to prior year’s period)

●
Net sales increased 4.9% to $9.0 million due to higher sales of Zoom’s Motorola brand products.
●
Gross margin improved to 36.4% from 35.7%.
●
Net income was approximately $346 thousand or $0.02 per basic and diluted share, compared to net income of $377 thousand or $0.03 per basic share and $0.02 per diluted share.

Management Commentary
Frank Manning, Zoom’s CEO and Chairman, commented on the quarter. “This was a good quarter, with our highest cable modem sales ever and profitability. We continue to get strong customer ratings for our products, and this helps us to increase sales. We are making good progress in developing a number of new Motorola brand cable modem, cell modem, and sensor products; and we're excited about our product line now and in the future. Last week we introduced our first cable gateway with phone ports, and we are excited about the prospects for this product and other products under development. We are pleased that industry veteran Joe Wytanis is now Zoom's President and COO as previously announced, and we're looking forward to working with Joe as we drive for significant profitable growth."

Mr. Manning commented on tariffs. "Almost 100% of our products are impacted by the 10% tariffs that began September 24, 2018, and those tariffs will probably rise to 25% starting January 1, 2019. We are exploring ways to reduce our Chinese production to reduce or eliminate these tariffs. We are also looking at our selling prices on a product by product basis, and we will be implementing price increases for a number of products in Q4 2018."

2018 Third Quarter Financial Review
The Company reported an increase in net sales to $9.0 million for the third quarter ended September 30, 2018, up 4.9% from $8.6 million for the third quarter ended September 30, 2017. Sales of cable modems and gateways accounted for the vast majority of sales, and those sales declined 3% as sales through all but one of Zoom's major retailers grew, while sales at one major retailer declined due to reduced Motorola brand shelf space. Motorola brand DSL, router, and MoCA Adapter sales increased from near zero to over $600 thousand from Q3 2017 to Q3 2018.

Gross profit in the third quarter of 2018 was $3.3 million, or 36.4% of net sales, up from $3.1 million, or 35.7% of net sales, for the third quarter of 2017.  The increase in gross profit and gross margin was primarily due to higher sales in the third quarter of 2018.

Operating expenses were $2.9 million, or 32.1% of net sales, in the third quarter of 2018, up from $2.7 million, or 30.9% of net sales, in the same period of 2017. Selling expenses increased approximately $220 thousand to $2.0 million for the third quarter of 2018, primarily due to increases in advertising expenses and in Motorola trademark royalty costs. General and administrative expenses increased approximately $55 thousand to $438 thousand for the third quarter of 2018, primarily due to increased stock option costs and legal expenses. Research and development expenses were $420 thousand for the 2018 third quarter, down from $457 thousand in the same period of 2017. The $37 thousand decrease was primarily due to decreases in certification expenses, offset somewhat by increased stock option costs.

Zoom reported net income of $346 thousand or $0.02 per basic and diluted share for the third quarter of 2018, compared to net income of $377 thousand or $0.03 per basic share and $0.02 per diluted share in the same period of 2017.

Balance Sheet Highlights
At September 30, 2018, Zoom had $238 thousand in cash, $1.95 million drawn on a $3.0 million line of credit, working capital of $4.0 million, a current ratio of 1.5, and no long-term debt.

(in thousands except for percentages)	9/30/2018	12/31/2017	% Change
Cash	$238	$229	3.9%
Total Current Assets	$11,619	$8,239	41.0%
Total Assets	$12,129	$8,793	37.9%
Total Current Liabilities	$7,604	$5,621	35.3%
Working Capital	$4,015	$2,618	53.4%
Stockholders’ Equity	$4,525	$3,172	42.7%

Conference Call Details
Date/Time:
Thursday, November 1, 2018 – 4:30 p.m. ET

Participant Dial-In Numbers:
(United States):
866-393-7958
(International):
706-643-5255

Conference ID
8799628

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 8799628. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoomtel.com/SQ318 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the increase in tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Nine Months Ended September 30, 2018 and 2017
     (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17

Net sales	$9,000	$8,582	$24,859	$20,556
Cost of goods sold	5,727	5,516	15,572	13,561

Gross profit	3,273	3,066	9,287	6,995

Operating expenses:
Selling	2,033	1,813	6,210	5,341
General and administrative	438	383	1,060	1,154
Research and development	420	457	1,199	1,368
Total operating expenses	2,891	2,653	8,469	7,863

Operating income (loss)	382	413	818	(868)

Other income (expense), net	(33)	(31)	(45)	(98)

Income (loss) before income taxes	349	382	773	(966)

Income tax expense (benefit)	3	5	21	14

Net income (loss)	$346	$377	$752	$(980)

Earnings (loss) per share:

Basic Earnings (loss) per share	$0.02	$0.03	$0.05	$(0.07)
Diluted Earnings (loss) per share	$0.02	$0.02	$0.05	$(0.07)

Weighted average number of shares outstanding:

Basic	16,051	14,953	15,905	14,851
Diluted	16,776	16,419	16,630	14,851

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	09/30/18	12/31/17

ASSETS

Current assets:

Cash	$238	$229
Accounts receivable, net	4,400	2,230
Inventories, net	6,301	5,202
Prepaid expenses and other	680	578

Total current assets	11,619	8,239

Property and equipment, net	269	162

Other assets	241	392

Total assets	$12,129	$8,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,950	$90
Accounts payable	3,530	3,527
Accrued sales tax	241	831
Accrued other expenses	1,883	1,173

Total current liabilities	7,604	5,621

Total liabilities	7,604	5,621

Stockholders’ equity:

Common stock and additional paid-in capital	41,019	40,418
Retained earnings (accumulated deficit)	(36,494)	(37,246)

Total stockholders’ equity	4,525	3,172

Total liabilities and stockholders’ equity	$12,129	$8,793